Exhibit 99.1


                            VIDEO SENTRY CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN


      1. ESTABLISHMENT OF PLAN. Video Sentry Corporation (the "Company") proposes to grant to certain employees of the Company the opportunity to purchase common stock, $.01 par value (the "Common Stock"), of the Company. Such Common Stock shall be purchased pursuant to the "VIDEO SENTRY CORPORATION EMPLOYEE STOCK PURCHASE PLAN" (the "Plan"). The Company intends that the Plan shall qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code (the "Code") of 1986, as amended, and shall be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations thereunder.

      2. PURPOSE. The Plan is intended to encourage stock ownership by employees of the Company, and thus provide an incentive to them to remain employed with the Company, improve operations, increase profits, and contribute more significantly to the Company's success.

      3. DEFINITIONS.

      (a) "Subsidiary" shall include any corporation defined as a subsidiary of the Company in Section 424(f) of the Code.

      (b) "Employee" shall mean any employee, including an officer, of the Company who as of the day immediately preceding the commencement of a phase (the "Commencement Date") is customarily employed by the Company for more than twenty (20) hours per week and more than five
            (5) months in a calendar year.

      (c) "Base Pay" is the regular pay for employment for each employee as annualized for a twelve (12) month period, exclusive of overtime, commissions, bonuses, disability payments, shift differentials, incentives and other similar payments, determined as of the Commencement Date of each phase.

      4. ELIGIBILITY. All Employees, as defined in Paragraph 3 hereof, who are employed by the Company at least one day prior to the Commencement Date of a phase shall be eligible to participate in such phase.

      5. PARTICIPATION. Participation in the Plan is voluntary. An eligible Employee may elect to participate in any phase of the Plan, and thereby become a "Participant" in the Plan, by completing the Plan payroll deduction form provided by the Company and delivering it to the Company or its designated representative prior to the Commencement Date of that phase. Payroll deductions for a Participant shall commence on the first payday after the Commencement Date of the phase and shall terminate on the last payday immediately prior to or coinciding with the termination date of that phase unless sooner terminated by the Participant as provided in Paragraph 10 hereof.

      6. ADMINISTRATION. The Plan shall be administered by a compensation committee (the "Committee") consisting of not less than two directors or employees of the Company, as designated by the Board of Directors of the Company (the "Board of Directors"). No member of the Committee shall be eligible to purchase stock under the Plan. The Board of Directors shall fill all vacancies in the Committee and may remove any member of the Committee at any time, with or without cause. The Committee shall select its own chairman and hold its meetings at such times and places as it may determine. All determinations of the Committee shall be made by a majority of its members. Any decision which is made in writing and signed by a majority of the members of the Committee shall be effective as fully as though made by a majority vote at a meeting duly called and held. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company, its employees and it shareholders and in accordance with the purposes of the Plan; provided, however, that the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Such determinations shall be binding upon the Company and the participants in the Plan unless otherwise determined by the Board of Directors. The Company shall pay all expenses of administering the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

      7. DURATION AND PHASES OF THE PLAN.

      (a) The Plan will commence on July 1, 1995 and will terminate June 30, 1998, except that any phase commenced prior to such termination shall, if necessary, be allowed to continue beyond such termination until completion. Notwithstanding the foregoing, this Plan shall be considered of no force and effect and any options granted shall be considered null and void unless the holders of a majority of all of the issued and outstanding shares of the common stock of the Company approve the Plan within twelve (12) months after the date of its adoption by the Board of Directors.

      (b) The Plan shall be carried out in one or more phases, each phase being for a period of one year. Each phase shall commence immediately after the termination of the preceding phase. The existence and Commencement Date of each phase shall be determined by the Committee, provided that the commencement of the first phase shall be within twelve (12) months before or after the date of approval of the Plan by the shareholders of the Company. In the event all of the stock reserved for grant of options hereunder is issued pursuant to the terms hereof prior to the commencement of one or more phases scheduled by the Committee or the number of shares remaining is so small, in the opinion of the Committee, as to render administration of any succeeding phase impracticable, such phase or phases shall be canceled. Phases shall be numbered successively as Phase 1, Phase 2 and Phase 3.

      (c) The Board of Directors may elect to accelerate the termination date of any phase effective on the date specified by the Board of Directors in the event of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (iii) any plan or liquidation or dissolution of the Company.

      8. PAYROLL DEDUCTIONS.

      (a) Upon enrollment, a Participant shall elect to make contributions to the Plan by payroll deductions (in full dollar amounts and in amounts calculated to be as uniform as practicable throughout the period of the phase), in the aggregate amount not in excess of 10% of such Participant's Base Pay for the term of the phase, as determined according to Paragraph 3 hereof.

            The minimum authorized payroll deduction must aggregate to not less than $10 per pay period.

      (b) In the event that the Participant's compensation for any pay period is terminated or reduced from the compensation rate for such a period as of the Commencement Date of the phase for any reason so that the amount actually withheld on behalf of the Participant as of the termination date of the phase is less than the amount anticipated to be withheld over the phase year as determined on the Commencement Date of the phase, then the extent to which the Participant may exercise his option shall be based on the amount actually withheld on his behalf. In the event of a change in the pay period of any Participant, such as from biweekly to monthly, an appropriate adjustment shall be made to the deduction in each new pay period so as to ensure the deduction of the proper amount authorized by the Participant.

      (c) All payroll deductions made for Participants shall be credited to their accounts under the Plan. A Participant may not make any separate cash payments into such account.

      (d) Except for his right to discontinue participation in the Plan as provided in Paragraph 10, no Participant shall be entitled to increase or decrease the amount to be deducted in a given phase after the Commencement Date.

      9.    OPTIONS.

      (a)   GRANT OF OPTION.

            (i) A Participant who is employed by the Company as of the Commencement Date of a phase shall be granted an option as of such date to purchase a number of full shares of Common Stock to be determined by dividing the total amount to be credited to that Participant's account under Paragraph 8 hereof by the option price set forth in Paragraph 9(a)(ii)(A) hereof, subject to the limitations of Paragraph 11 hereof.

            (ii) The option price for such shares of Common Stock shall be the lower of:

                  A. Eighty-five percent (85%) of the fair market value of such shares of common stock on the Commencement Date of the phase; or

                  B. Eighty-five percent (85%) of the fair market value of such shares of common stock on the termination date of the phase.

            (iii) The fair market value of shares of Common Stock of the Company shall be the average of the bid and asked price of the Common Stock on each valuation date or the nearest prior business day on which the bid and asked prices were quoted on the NASDAQ SmallCap Market, or if the Common Stock is listed on the Nasdaq National Market, the average high and low sales price for the Common Stock as reported on the Nasdaq National Market. If the Common Stock is not listed in the foregoing markets, then the fair market value shall be determined by the Committee for each valuation date in a manner acceptable under
                  Section 423 of the Code.

            (iv) Anything herein to the contrary notwithstanding, no Employee shall be granted an option hereunder:

                  A. Which permits his rights to purchase stock under all employee stock purchase plans of the Company, its subsidiaries or its parent, if any to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

                  B. If immediately after the grant such Employee would own and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent, if any, or of any subsidiary of the Company. For purposes of determining stock ownership under this Paragraph, the rules of Section 424(d) of the Code shall apply; or

                  C. Which can be exercised after the expiration of 27 months from the date the option is granted.

      (b) EXERCISE OF OPTION.

            (i) Unless a Participant gives written notice to the Company pursuant to Paragraph 9(b)(ii) or Paragraph 10 prior to the termination date of a phase, his option for the purchase of shares will be exercised automatically for him as of such termination date for the purchase of the number of full shares of Company Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price, subject to the limitations set forth in Paragraph 11 hereof.

            (ii) A Participant may, by written notice to the Company at any time during the thirty (30) day period immediately preceding the termination date of a phase, elect, effective as of the termination date of that phase, to exercise his option for a specified number of full shares less than the maximum number which may be purchased under his option.

            (iii) As promptly as practicable after the termination date of any phase, the Company will deliver to each Participant herein the Common Stock purchased upon the exercise of his option, together with a cash payment equal to the balance, if any, of his account which was not used for the purchase of common stock.

      10.   WITHDRAWAL OR TERMINATION OF PARTICIPATION.

      (a) A Participant may, at any time prior to the termination date of a phase, withdraw all payroll deductions then credited to his account by giving written notice to the Company. Promptly upon receipt of such notice of withdrawal, all payroll deductions credited to the Participant's account will be paid to him and no further payroll deductions will be made during the phase. In such event, the option granted the Participant under that phase of the Plan shall lapse immediately. Partial withdrawals of payroll deductions hereunder may not be made. The Company may, at its option, treat any attempt by a Participant to borrow on the security of his or her accumulated payroll deductions as an election to withdraw such deductions.

      (b) In the event of the death of a Participant, the person or persons specified in Paragraph 15 may give notice to the Company within sixty (60) days of the death of the Participant electing to purchase the number of full shares which the accumulated payroll deductions in the account of such deceased Participant will purchase at the option price specified in Paragraph 9(a)(ii) and have the balance in the account distributed in cash. If no such notice is received by the Company within said sixty (60) days, the accumulated payroll deductions will be distributed in full in cash.

      (c) Upon termination of Participant's employment for any reason other than death of the Participant, the payroll deductions credited to his account, shall be returned to him and his option shall be terminated.

      11.   STOCK RESERVED FOR OPTIONS.

      (a) One Hundred Thousand (100,000) shares of the Company's Common Stock are reserved for issuance upon the exercise of options to be granted under the Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

      (b) If the total number of shares of the Common Stock for which options are to be granted for a given phase as specified in Paragraph 9 exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding) and if the Committee does not elect to cancel such phase pursuant to Paragraph 4, the Committee shall make a pro rata allocation of the shares remaining available in as uniform and equitable a manner as it shall consider practicable. In such event, the options to be granted and the payroll deductions to be made pursuant to the Plan which would otherwise be effected may, in the discretion of the Committee, be reduced accordingly. The Committee shall give written notice of such reduction to each Participant affected.

      (c) The Participant (or a joint tenant named pursuant to Paragraph 11(d) hereof) shall have no rights as a shareholder with respect to any shares subject to the Participant's option until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued, except as otherwise provided in Paragraph 13 hereof.

      (d) The shares of the Common Stock to be delivered to a Participant pursuant to the exercise of an option under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Committee prior to the termination date of that phase of the Plan, in the names of the Participant and one other person the Participant may designate as his joint tenant with rights of survivorship, to the extent permitted by law.

      (e) The Board of Directors may, in its discretion, require as conditions to the issuance of any shares of Common Stock under the Plan that such shares shall have been duly listed, upon official notice of issuance, upon a stock market, and that a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall then be effective.

      12. ACCOUNTING AND USE OF FUNDS. Payroll deductions for each Participant shall be credited to an account established for him under the Plan. A Participant may not make any separate cash payments into such account. Such account shall be solely for bookkeeping purposes and no separate fund or trust shall be established hereunder and the Company shall not be obligated to segregate such funds. All funds from payroll deductions received or held by the Company under the Plan may be used, without limitation, for any corporate purpose by the Company.

      13.   ADJUSTMENT PROVISION.

      (a) Subject to any required action by the shareholders of the Company, the number of shares covered by each outstanding option, and the price per share thereof in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Common Stock resulting from a subdivision or consolidation of shares or the payment of a share dividend (but only on the shares) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

      (b) In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the shares within the meaning of this Plan.

      14.   NON-TRANSFERABILITY OF OPTIONS.

      (a) Options granted under any phase of the Plan shall not be transferable except under the laws of descent and distribution and shall be exercisable only by the Participant during his lifetime and after his death only by his beneficiary or the representative of his estate as provided in Paragraph 10(b) hereof.

      (b) Neither payroll deductions credited to a Participant's account, nor any rights with regard to the exercise of an option or to receive Common Stock under any phase of the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant except under the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect, except that the Company may, at its option, treat such act as an election to withdraw funds in accordance with Paragraph 10.

      15. DESIGNATION OF BENEFICIARY. A Participant may file a written designation of a beneficiary who is to receive any cash to the Participant's credit under any phase of the Plan in the event of such Participant's death prior to exercise of his option pursuant to Paragraph 10(b) hereof, or to exercise his option and become entitled to any stock and/or cash upon such exercise in the event of the Participant's death prior to exercise of the option pursuant to Paragraph 10(b) hereof. The beneficiary designation may be changed by the Participant at any time by written notice to the Company.

      Upon the death of a Participant and upon receipt by the Company of proof deemed adequate by it of the identity and existence at the Participant's death of a beneficiary validly designated under the Plan, the Company shall in the event of the Participant's death under the circumstances described in Paragraph 10(b) hereof, allow such beneficiary to exercise the Participant's option pursuant to Paragraph 10(b) if such beneficiary is living on the termination date of the phase and deliver to such beneficiary the appropriate stock and/or cash after exercise of the option. In the event there is no validly designated beneficiary under the Plan who is living at the time of the Participant's death under the circumstances described in Paragraph 10(b) or in the event the option lapses, the Company shall deliver the cash credited to the account of the Participant to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed to the knowledge of the Company, it may, in its discretion, deliver such cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. The Company will not be responsible for or be required to give effect to the disposition of any cash or stock or the exercise of any option in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provision of any law concerning intestacy, or otherwise. No designated beneficiary shall, prior to the death of a Participant by whom he has been designated, acquire any interest in any stock or in any option or in the cash credited to the Participant under any phase of the Plan.

      16. AMENDMENT AND TERMINATION. The Plan may be terminated at any time by the Board of Directors provided that, except as permitted in Paragraph 4(c) with respect to an acceleration of the termination date of any phase, no such termination will take effect with respect to any options then outstanding. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Code, or other applicable laws or regulations; provided, however, that no such amendment shall, without prior approval of the shareholders of the Company (1) increase the total number of shares for which options may be granted under the Plan (except as provided in Paragraph 13 herein), (2) permit aggregate payroll deductions in excess of ten percent (10%) of a Participant's compensation as of the Compensation Date of a phase, or (3) impair any outstanding option.

      17. NOTICES. All notices or other communications in connection with the Plan or any phase thereof shall be in the form specified by the Committee and shall be deemed to have been duly given when received by the Participant or his designated personal representative or beneficiary or by the Company or its designated representative, as the case may be.

      18. PARTICIPATION OF SUBSIDIARIES. The Employees of any Subsidiary of the Company shall be entitled to participate in the Plan on the same basis as Employees of the Company, unless the Board of Directors determines otherwise. Effective as of the date of coverage of any Subsidiary, any references herein to the "Company" shall be interpreted as referring to such Subsidiary as well as to Video Sentry Corporation.

      In the event that any Subsidiary which is covered under the Plan ceases to be a Subsidiary of Video Sentry Corporation the employees of such Subsidiary shall be considered to have terminated their employment for purposes of Paragraph 10 hereof as of the date such Subsidiary ceases to be such a
Subsidiary:

Adopted by Board of Directors:  June 30, 1995.


Approved by Stockholders: June 18, 1996.